Proxy Voting Agreement

This PROXY VOTING AGREEMENT (this "Agreement") is entered into as of August 20, 2025 (the "Effective Date") by and among Don Pham (the "Stockholder"), and Duc Pham (the "Proxyholder").

WHEREAS, Stockholder is the record and beneficial owner of 144,000 shares of common stock (the "Shares") of Charles & Colvard, Ltd., a North Carolina corporation (the "Company"); and

WHEREAS, Stockholder desires to grant to Proxyholder an irrevocable proxy to exercise all of Stockholder's voting rights with respect to the Shares and Proxyholder desires to accept such grant.

NOW THEREFORE, in consideration of $10,000 in cash from Proxyholder to Stockholder and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. **Voting Arrangements**. Stockholder hereby irrevocably appoints Proxyholder, from the Effective Date and until this Agreement is terminated, as his true and lawful proxy with respect to the Shares, and agrees that Proxyholder shall vote all of his Shares in the Company in Proxyholder's sole discretion, on all matters submitted to a vote of stockholders of the Company at an annual or special meeting of shareholders or through the solicitation of a written consent of shareholders , including, but not limited to:
    1.1. to act as the proxy of Stockholder to propose to convene and attend the meetings of the shareholders of the Company according to the current operative articles of incorporation of the Company;
    1.2. to act as the proxy of Stockholder to exercise voting rights on all matters requiring discussion and resolution at any duly convened shareholders' meeting, including but not limited to the appointment and election of directors of the Company and other senior management to be appointed or removed by the shareholders; and
    1.3. other shareholders' voting rights under the articles of incorporation of the Company.

2. **Securities Rules & Regulations**. Stockholder and Proxyholder agree and understand that Stockholder and/or Proxyholder may become subject to the registration and/or reporting requirements, rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended, and/or any state and federal securities laws or regulations with respect to the Shares (collectively, the "Securities Laws"). Stockholder and Proxyholder agree to use their respective commercially

reasonable best efforts to comply with the Securities Laws and to reasonably assist each other in complying with the Securities Laws in a timely and prompt manner. Such compliance may include, by way of example and without limiting the foregoing, filing, updating and maintaining of Schedule 13G and/or Schedule 13D filings, in each case, under the Exchange Act.

3. **Proxyholder Liability**. Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which Proxyholder may do or refrain from doing in good faith, nor shall Proxyholder have any accountability hereunder, except for his own bad faith, gross negligence or willful misconduct. Furthermore, upon any judicial or other inquiry or investigation of or concerning Proxyholder's acts pursuant to his rights and powers as Proxyholder, such acts shall be deemed reasonable and in the best interests of Stockholder unless proved to the contrary by clear and convincing evidence.

4. **Consideration**. In connection with this Agreement and as consideration for the obligations of Stockholder hereunder, Proxyholder shall pay (by check, cash or other valid consideration) to Stockholder the sum of $10,000.

5. **Independent Agreement**. Stockholder and Proxyholder agree, acknowledge and reiterate that: (a) this Agreement is being entered into by each party after using their independent judgment regarding its advisability; (b) Proxyholder and Stockholder are father and son and this Agreement is being entered into at the request of Proxyholder in his individual capacity as a stockholder of the Company, and is not being entered into at the request of the Company or the Company's Chief Executive Officer or any member of its Board of Directors; and (c) Stockholder is entering into this Agreement with the express understanding that Stockholder is not being required to enter into this Agreement and that, if Stockholder had declined to enter into this Agreement, Stockholder would not suffer any negative consequences whether as a stockholder or in any other capacity in the Company.

6. **Duration of the Agreement**. This Agreement shall become effective on the Effective Date and shall remain in full force and effect and will terminate at the earlier of (i) five (5) years from the Effective Date, (ii) by mutual agreement of the parties; (iii) death of either party; or (v) Disability of Proxyholder. As used herein , "Disability" shall mean the permanent and total disability of Proxyholder such that Proxyholder is unable to engage in any substantial gainful activity (including, without limitation, performing Proxyholder's duties to the Company or obligations under this Agreement) by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than three (3) months as determined by a licensed

medical practitioner; provided, however, that Proxyholder shall be deemed Disabled immediately upon Proxyholder been adjudicated by a court of competent jurisdiction to be incompetent to manage Proxyholder's own affairs. The Company may be notified of the termination of this Agreement by either Proxyholder or Stockholder, provided that the notifying party deliver simultaneously to the non-notifying party the notice delivered to the Company in accordance with Section 7. The Company shall be entitled to rely upon such notice if the non-notifying party does not provide a written objection to both the Company and the notifying party within seven (7) days of receipt by the Company and non-notifying party stating that it does not believe this Agreement has been terminated. For the avoidance of doubt, the Company shall be entitled to rely on this Agreement as currently contemplated until such time as it is notified pursuant to this Section that the Agreement has been terminated.

7. **Notice**. Any notice, request, claim and other correspondence required by this Agreement or made under this Agreement shall be delivered to the parties in writing to the addresses set forth below. If the above notice or other correspondence is sent by facsimile or electronic mail, it shall be deemed to have been served upon delivery; if it is delivered by hand, it shall be deemed to have been served upon delivery in person; if it is sent by mail, it shall be deemed to have been served five (5) days after delivery.

8. **Miscellaneous**. Except as provided for in this Agreement, nothing contained in this Agreement shall be deemed to vest in any party other than Stockholder any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares held by Stockholder and all rights, ownership and economic benefits of and relating to such Shares shall remain vested in and belong to Stockholder. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of (a) Stockholder and (b) Proxyholder. This Agreement, together with the other documents and instruments referred to herein or attached thereto, constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the voting of the Shares. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable by any party hereto without the express written consent of the other party

hereto, and any attempt to make any such assignment without such consent shall be null and void ab initio. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the application of North Carolina principles of conflicts of laws. This Agreement may be executed and delivered by facsimile or electronic signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Stockholder

Don Pham

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Don Pham

Proxyholder

Duc Pham

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Duc Pham